77L

10/31/08 Semi Annual

New accounting pronouncements

In March 2008, Statement of Financial Accounting
Standards No. 161, Disclosures about Derivative
Instruments and Hedging Activities (SFAS 161) an amendment of FASB Statement No. 133, was issued and is effective for fiscal years beginning after November 15, 2008. SFAS 161 requires enhanced disclosures about how and why an entity uses derivative instruments and how derivative instruments affect an entitys financial position. Putnam Management is currently evaluating the impact the adoption of SFAS 161 will have on the funds financial statement disclosures.

In September 2008, FASB Staff Position FAS 1331 and FIN 454, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB
Statement No. 133 and FASB Interpretation No. 45; and
Clarification of the Effective Date of FASB Statement
No. 161 (the Amendment) was issued and is effective for annual and interim reporting periods ending after November 15, 2008. The Amendment requires enhanced disclosures regarding a funds credit derivatives holdings and hybrid financial instruments containing embedded credit derivatives. Putnam
Management is currently evaluating the impact the adoption of the Amendment will have on the funds financial statement disclosures.